UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. ___)

                             Power Technology, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                          (Title of Class of Securities

                                   989447-10-7
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                                 (CUSIP Number)

                                November 23, 2004
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             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 989447-10-7                      13G
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      1     NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

            The Project Group, Inc.  (88-0392153)
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      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                          (a)[ ]
                                                                          (b)[ ]
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      3     SEC USE ONLY

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      4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Nevada
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                 5     SOLE VOTING POWER
NUMBER OF
SHARES                 9,569,000
BENEFICIALLY     ---------------------------------------------------------------
OWNED BY         6     SHARED VOTING POWER
EACH
REPORTING              0
PERSON           ---------------------------------------------------------------
WITH             7     SOLE DISPOSIVITE POWER

                       9,569,000
                 ---------------------------------------------------------------
                 8     SHARED DISPOSITIVE POWER

                       0
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      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            9,569,000
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     10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                             [ ]
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     11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            8.8%
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     12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            CO
--------------------------------------------------------------------------------

Item 1.

      (a)   Name of Issuer:

            Power Technologies, Inc.

      (b)   Address of Issuer's Principal Executive Offices:

            1770 St. James Place, Suite 115
            Houston, Texas 77056

Item 2.

      (a)   Name of Person Filing:

            The Project Group, Inc.

      (b)   Address of Principal Business Office or, if none, residence:

            333 N. Sam Houston Parkway E., Suite 275
            Houston, Texas 77060

      (c)   Citizenship:

            Nevada

      (d)   Title of class of securities:

            Common Stock

      (e)   CUSIP No.:

            989447-10-7

Item 3.

            Not applicable

Item 4.     Ownership.

      (a)   Amount beneficially owned:

            9,569,000

      (b)   Percent of class:

            8.8%

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote:

                  9,569,000

            (ii)  Shared power to vote or to direct the vote:

                  0

            (iii) Sole power to dispose or to direct the disposition of:

                  9,569,000

            (iv)  Shared power to dispose or to direct the disposition of:

                  0

Item 5.     Ownership of 5 Percent or Less of a Class.

            Not applicable

Item 6.     Ownership of More than 5 Percent on Behalf of Another Person.

            Not applicable

Item 7. Identification and Classification of the Subsidiary which Acquire the Security Being Reported on by the Parent Holding Company or Control Person.

            Not applicable

Item 8.     Identification and Classification of Members of the Group.

            Not applicable

Item 9.     Notice of Dissolution of Group.

            Not applicable

Item 10.    Certifications

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: November 30, 2004

                                               THE PROJECT GROUP, INC.


                                               By: /s/ Craig Crawford
                                                  ------------------------------
                                                  Craig Crawford, President


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